Exhibit 2.1

Execution Version

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (the “First Amendment”) is made and entered into as of this 28th day of September, 2011 by and between Susquehanna Bancshares, Inc., a Pennsylvania corporation (“Parent”), and Tower Bancorp, Inc., a Pennsylvania corporation (the “Company”). Each of Parent, on the one hand, and the Company, on the other, are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated June 20, 2011, pursuant to which the Company will merge with and into Parent, with Parent being the surviving corporation (the “Original Agreement”) (capitalized terms not otherwise defined herein have the same meanings ascribed to such terms in the Original Agreement); and

WHEREAS, the Parties desire to amend the Original Agreement as set forth herein by entering into this First Amendment, which has been approved by each Party’s respective Board of Directors in accordance with the provisions of Section 9.3 of the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	Amendments.

a.	Section 9.1(g)(2) of the Original Agreement is hereby amended by replacing the words “Index Price on the Determination Date” with “Average Index Price”.

b.	Section 9.1(g) is further amended by adding the new defined term, “Average Index Price,” after the definition of Average Closing Price and before the definition of Determination Date, as follows:

“Average Index Price” means the average of the Index Price for the twenty consecutive trading days immediately preceding the Determination Date as reported on the NASDAQ Stock Market (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).

2.	Other Miscellaneous Matters.

a.	Except as expressly modified hereby, the Original Agreement shall remain unaltered and in full force and effect in accordance with its terms, and nothing herein shall constitute a waiver of by any Party of any rights under the Original Agreement or of any terms or provisions thereof. This First Amendment is executed, and shall be considered, as an amendment to the Original Agreement and shall form a part thereof, and the provisions of the Original Agreement, as amended by this First Amendment, are hereby ratified and confirmed in all respects.

b.	This First Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

c.	This First Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law rules.

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IN WITNESS WHEREOF, Parent and the Company have caused this First Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

PARENT

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ William J. Reuter
Name: William J. Reuter
Title: Chairman and Chief Executive Officer

COMPANY

TOWER BANCORP, INC.

By:	/s/ Jeffrey Renninger
	Name:	Jeffrey Renninger
	Title:	President and Chief Operating Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]